Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

Walker & Dunlop, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Other	1,500,000	$93.38	$140,070,000	0.00014760	$20,674.34
Total Offering Amounts					$140,070,000		$20,674.34
Total Fee Offsets							—
Net Fee Due							$20,674.34

(1)	This Registration Statement registers 1,500,000 additional shares of common stock, $0.01 par value per share (“Common Stock”), of Walker & Dunlop, Inc. (the “Registrant”) that may be issued to participants pursuant to the Walker & Dunlop, Inc. 2024 Equity Incentive Plan (the “Plan”), which constitutes an amendment and restatement of the Walker & Dunlop, Inc. 2020 Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and the low price of Common Stock as reported on the New York Stock Exchange on April 26, 2024.